SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 11, 2014
Date of Report
(Date of Earliest Event Reported)

FIRST RATE STAFFING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000- 54427	45-1875249
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2775 West Thomas Road
Suite 107
Phoenix, Arizona 85018
(Address of Principal Executive Offices)

(602) 442-5277
(Registrant’s Telephone Number)

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On February 11, 2014, First Rate Staffing Corporation (the "Company") entered into an agreement to purchase all the assets of Loyalty Staffing Services, a California corporation (the "Seller"), for an aggregate purchase price valued at $1,500,000 consisting of $500,000 cash and 500,000 shares of the Company's common stock, valued at a price of $2 per share. As part of the agreement, the former president and owner of the Seller, Nancy Esteban, will become an employee of the Company.

The agreement provides that:

(1) $100,000 of the cash portion of the purchase price shall be paid $50,000 within five business days of the release of certain Uniform Commercial Code liens and personal guarantees and an additional $50,000 sixty days from the date of such release.

(2) The Company shall execute a promissory note in favor of the Seller for the remaining $400,000 with $75,000 payable six months after the closing date of the agreement (February 11, 2014) and $325,000 payable 30 months after such closing date.

The Seller has the option of converting all or any part of the $400,000 balance into the Company's common stock at the then prevailing trading price or market value at the time of closing of the agreement or $2 per share. The Seller has agreed to a reduction in the promissory note of an amount equal to 5% of $1,500,000 and a return of common stock of an amount equal to 2.5% of $1,500,000 for every reduction of $1,500,000 in annual revenues generated by the loss a client or clients acquired as part of the asset agreement within 12 months from the closing date.

Loyalty Staffing is a light industrial and hospitality staffing service company in business since 2008 servicing clients in the greater Los Angeles area. Loyalty Staffing services over 60 clients with approximately $6,000,000 to $7,000,000 in revenues. The Loyalty Staffing clients mirror the current client types of First Rate Staffing Corporation and management believes that the synergy between the two companies is extremely strong. The Company services clients in the Santa Fe Springs area of Los Angeles, along with Phoenix, Arizona. Loyalty Staffing services clients in the Torrance area of Los Angeles County. Management believes that the acquisition will greatly enhance the market presence of the Company in the greater Los Angles area that the combination of the two entities will allow the Company to reduce overall expense through economies of scale and improve profitability.

ITEM 9.01	Financial Statements and Exhibits

The Company will file the required financial statements within 75 days of the date of closing of the acquisition.

Exhibit List

2.1      Agreement for Purchase and Sale of Assets with Loyalty Staffing Services

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

FIRST RATE STAFFING CORPORATION

Date: February 13, 2014	/s/ Cliff Blake
President